Allianz Life Insurance Company of North America
[PO Box 561
Minneapolis, MN 55440-0561] [800/624-0197]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit. This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account. This contract is nonparticipating, with no dividends payable. Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

Signed for the Company at its home office on the Issue Date.

                                                     /s/ Gretchen Cepek                                 /s/ Walter R. White

Gretchen Cepek	Walter R. White SecretaryPresident and CEO
RIGHT TO EXAMINE: This contract can be returned within 10 days after you receive it. It can be mailed or delivered to either us or the representative who sold it. Return of this contract by mail is effective on being postmarked, properly addressed and postage paid. We promptly refund the Contract Value. This may be more or less than the Purchase Payments. We have the right to allocate Purchase Payments to the Money Market Investment Option until the end of the Right to Examine period. If we so allocate Purchase Payments, we refund the greater of the Purchase Payments less any Withdrawals, or the Contract Value.

This is a legal contract between you and the Company.
Read this contract carefully.
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Table of Contents

Contract Schedule 3
Definitions4
Purchase Payments6
Variable Account6
Contract Value6
How the Contract Value increases and decreases6
Transfers… 7
Suspension of Payments or Transfers…7
Contract Charges 8
Mortality and Expense Risk Charge…8
Contract Maintenance Charge8
Withdrawals8
Full Withdrawal8
Partial Withdrawals8
Annuity Payments9
How Annuity Payments Begin9
How we calculate Annuity Payments10
Annuity Options10
Death Benefit11
Ownership12
General Provisions13
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2

Definitions

Some of the terms found in this contract are defined below. Additional terms are defined throughout this contract where they are used. Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.
We, Our, Us, and the Company
Allianz Life Insurance Company of North America. The terms We, Our, and Us may not be capitalized throughout this contract.
You, Your
The Owner of this contract. The terms You and Your may not be capitalized throughout this contract. The term “Contract Owner” may also be used to mean Owner in some endorsements or riders.
Accumulation Phase
The period of time beginning on the Issue Date and before you begin Annuity Payments. The Accumulation Phase ends on the earliest of the following.
•	The Business Day we process your request for a Full Withdrawal.
•	The Business Day before the Annuity Date.
•
The Business Day that the Service Center first receives a Valid Claim from any one Beneficiary upon the death of an Owner (or Annuitant if the Owner is a non-individual), unless this contract is continued by the deceased Owner’s spouse.

Adjusted Contract Value
The Contract Value minus any Premium Tax paid by us.
Age
An individual’s age on his or her most recent birthday, unless otherwise specified.
Annuitant
An individual whose Age determines the Annuity Payments. You may be an Annuitant or you may name someone else. The Annuitant is shown on the Contract Schedule.
Annuity Date
The date Annuity Payments actually begin. The date Annuity Payments are scheduled to begin, the Scheduled Annuity Date, is shown on the Contract Schedule.
Annuity Phase
The period of time beginning on the Annuity Date during which we make Annuity Payments. The Annuity Phase terminates on the earliest of the following.
•	Under Annuity Options 1 and 3, the death of the last surviving Annuitant.
•	Under Annuity Options 2 and 4, the death of the last surviving Annuitant and the end of the guaranteed period.
•	Under Annuity Option 5, the death of the Annuitant and payment of any lump sum refund.
•	The Business Day that the contract terminates.
Authorized Request
A request that is received by the Service Center in good order and in a form that is satisfactory to us.
Beneficiary
An individual or non-individual entitled to the Death Benefit under this contract. If an Owner dies, any surviving Owner automatically becomes the sole Beneficiary and replaces any primary or contingent Beneficiary you previously named.
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Definitions continued from the previous page

Business Day
Each day on which the New York Stock Exchange is open for trading, except when an Investment Option does not value its shares. Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time. We process any instructions received after the close of any Business Day on the next Business Day.
Contract Anniversary
A twelve-month anniversary of the Issue Date or any subsequent twelve-month Contract Anniversary.
Contract Value
The sum of the values in the selected Investment Options.
Contract Year
A period of 12 months. The first Contract Year begins on the Issue Date. Subsequent Contract Years begin on the Contract Anniversaries.
Investment Options
The investment choices available under the Variable Account. We may add, eliminate, or substitute Investment Options; if we do, we will provide written notice. The Investment Options are shown on the Investment Options Contract Schedule.
Issue Date
The first day this contract is effective. The Issue Date is shown on the Contract Schedule.
Joint Annuitant
You can add a Joint Annuitant for the Annuity Phase subject to our approval. If we allow Joint Annuitants, we determine Annuity Payments using the Ages of both Joint Annuitants.
Joint Owner
Joint Owners have equal contract Ownership rights and must authorize the exercise of these rights in writing, unless otherwise allowed by us. If Joint Owners are named, all references to Owner shall mean Joint Owners.
Payee
The individual or non-individual to whom we make Annuity Payments. Generally we require the Owner to be the Payee, but we may allow you to name a different Payee subject to our approval.
Premium Tax
Any Premium Taxes owed by the Company to any governmental entity.
Purchase Payment
Any payment you make to this contract.
Service Center
The office shown at the top of the first page of your contract.
Valid Claim
An Authorized Request of the Death Benefit payment option, due proof of death, and any required governmental forms. Due proof of death includes a certified copy of the death certificate, a decree of court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us. Due proof of death is required only if we have not already received it.
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Purchase Payments

Initial Purchase Payment
The Initial Purchase Payment is the Purchase Payment we receive on and before the Issue Date and is shown on the Contract Schedule. The Initial Purchase Payment cannot be greater than the Maximum Total Purchase Payments shown on the Contract Schedule without our prior approval.
Additional Purchase Payments
Additional Purchase Payments are Purchase Payments we receive after the Issue Date and during the Accumulation Phase. Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.
We may decline any Additional Purchase Payment. Total Purchase Payments cannot be greater than the Maximum Total Purchase Payments without our prior approval.
No Default
This contract is not in default if you do not make Additional Purchase Payments.
Allocation of Purchase Payments
We allocate Purchase Payments to one or more of the Investment Options according to your instructions. Your instructions must comply with the Allocation Guidelines shown on the Investment Options Contract Schedule. However, we may allocate the Initial Purchase Payment to the Money Market Investment Option until the end of the Right to Examine period.
Unless you inform us otherwise, we allocate Additional Purchase Payments in the same manner as the Initial Purchase Payment.

Variable Account

The Variable Account is shown on the Investment Options Contract Schedule. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Account, equal to reserves and other liabilities of this contract and all other contracts issued through the Variable Account, will not be charged with liabilities arising out of any other business we may conduct.
The Variable Account assets are divided into subaccounts corresponding to the Investment Options you select.

Contract Value
How the Contract Value increases and decreases
The Contract Value increases and decreases based on Purchase Payments, Transfers, Withdrawals, the deduction of contract and rider fees and charges, and the investment performance of the Investment Options you select.
We place Purchase Payments you allocate to the Investment Options into subaccounts of the Variable Account. Each subaccount invests exclusively in one Investment Option. We use Accumulation Units to account for all amounts allocated to or withdrawn from each subaccount as a result of Purchase Payments, Withdrawals, Transfers, or the deduction of contract and rider fees and charges. We determine the Contract Value in the Variable Account by multiplying the number of subaccount Accumulation Units by the subaccount’s Accumulation Unit Value and then adding these results together.
Number of Accumulation Units
On the Issue Date, the number of Accumulation Units in each subaccount is equal to the Initial Purchase Payment amount allocated to that subaccount, divided by that subaccount’s Accumulation Unit Value.
At the end of each Business Day, we adjust the number of Accumulation Units in each subaccount as follows. Additional Purchase Payments and Transfers into a subaccount will increase the number of Accumulation Units. Withdrawals (including any applicable Withdrawal Charges), Transfers out of a subaccount, and the deduction of any Transfer Fee, Contract Maintenance Charge or any charge associated with an attached rider will decrease the number of Accumulation Units. The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the subaccount, divided by that subaccount’s Accumulation Unit Value.
Accumulation Unit Value
We arbitrarily set the initial Accumulation Unit Value for each subaccount. At the end of each Business Day for each subaccount, we multiply the Accumulation Unit Value at the end of the prior Business Day by the percentage change in value of an Investment Option since the prior Business Day. The percentage change includes both the market performance of the Investment Option and the assessed Mortality and Expense Risk Charge.
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Transfers

During the Accumulation Phase, you can transfer all or a part of the Contract Value in an Investment Option into another Investment Option by providing an Authorized Request. We may limit the number of Transfers that you can make.
Each Contract Year, you are allowed the Number of Free Transfers Permitted shown on the Contract Schedule.
We may charge a Transfer Fee for each Transfer you make in excess of the Number of Free Transfers Permitted. Transfers we make at the end of the Right to Examine period, Transfers made pursuant to a regularly scheduled Transfer, or other Transfers under programs specifically waiving the Transfer Fee are not counted in determining the application of the Transfer Fee.
All Transfers are subject to the following.
•
Any Transfer Fee that we may impose is shown on the Contract Schedule. We deduct the Transfer Fee from the total amount transferred. The total amount transferred minus the Transfer Fee is proportionately allocated to the specified Investment Option(s). If you are transferring from multiple Investment Options, we treat the Transfer as a single Transfer for the purpose of any Transfer Fee.

•	We may limit Transfers until the end of the Right to Examine period.
•	Any Transfer request must clearly specify the amount you wish to Transfer and the Investment Options involved.
Your right to make Transfers is subject to modification if we determine, at our sole discretion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. We may apply restrictions in any manner reasonably designed to prevent any use of this transfer privilege which we consider to be to the disadvantage of other Owners, including rejecting a Transfer request. We may apply restrictions on Transfers into or out of one or more of the Investment Options, which could include, but are not limited to, the following.
•	Requiring a minimum time period between each Transfer.
•	Limiting the frequency of Transfers.
•	Not accepting a Transfer request from, or made on your behalf by, a third party.
•	Limiting the dollar amounts that an Owner can Transfer between the Investment Options at any one time.
•	Not accepting Transfer instructions other than by first class U.S. mail.
•	Prohibiting Transfers into specific Investment Options.
We may, without prior notice to any party, take whatever action we deem appropriate to comply with any state or federal regulatory requirement. In addition, purchase orders for an Investment Option’s shares are subject to acceptance by that Investment Option’s manager. We reserve the right to reject, without prior notice, any Investment Option Transfer request or Purchase Payment if the purchase order is rejected by the investment manager. We have entered into agreements required under SEC Rule 22c-2 with the investment managers. Under the terms of the agreements we must restrict trading activity upon request.
If you use this Transfer privilege, we are not liable for Transfers made in accordance with your instructions. We determine the number and value of the subaccount Accumulation Units to be transferred as of the end of the Business Day immediately following our receipt of the Authorized Request for Transfer.
Suspension of Payments or Transfers
We may suspend or postpone Transfers or payments for Withdrawals from the Variable Account for any period when:
•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.
•	Trading on the New York Stock Exchange is restricted.
•
An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Investment Option shares is not reasonably practicable or we cannot reasonably value the Investment Option shares.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.
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Contract Charges

Mortality and Expense Risk Charge
Each Business Day during the Accumulation Phase, we deduct a Mortality and Expense Risk Charge from your selected Investment Options’ assets. The Mortality and Expense Risk Charge is an annualized rate that is calculated on a daily basis as a percentage of the Investment Options’ net asset value. The net asset value is the price of an underlying Investment Option. The Mortality and Expense Risk Charge is shown on the Contract Schedule.
Contract Maintenance Charge
Your annual Contract Maintenance Charge is shown on the Contract Schedule. We waive this charge as follows:
•	During the Accumulation Phase if the total Contract Value is at least equal to the Designated Amount at the end of the last Business Day before the Contract Anniversary.
•	During the Annuity Phase if the Contract Value on the Annuity Date is at least equal to the Designated Amount.
The Designated Amount is shown on the Contract Schedule. We determine the total Contract Value for all individually owned contracts by using the Owner’s social security number, and for non-individually owned contracts we use the Annuitant’s social security number.
During the Accumulation Phase, we deduct the Contract Maintenance Charge from the Contract Value on the Contract Anniversary. If the Contract Anniversary is not a Business Day, we deduct the charge on the next Business Day. If you take a full Withdrawal from your contract (other than on a Contract Anniversary), we deduct the full Contract Maintenance Charge. We deduct the Contract Maintenance Charge from the Investment Options proportionately based on the amount of the Contract Value in each Investment Option relative to the total Contract Value. During the Annuity Phase, we deduct the Contract Maintenance Charge proportionately from each Annuity Payment.

Withdrawals

During the Accumulation Phase, you can request a Full or Partial Withdrawal from this contract by providing an Authorized Request.
We pay the amount of any Withdrawal from the Variable Account within seven days of receipt of an Authorized Request unless the Suspension of Payments or Transfers provision of this contract is in effect.
Full Withdrawal
A Full Withdrawal is a request for the total Contract Value. We process a Full Withdrawal on the Business Day we receive an Authorized Request based on the values at the end of the Business Day. The Full Withdrawal amount is equal to the total Contract Value minus any final Contract Maintenance Charge, Withdrawal Charge and any accrued charge associated with an attached rider. This contract terminates upon a Full Withdrawal.
Partial Withdrawals
A Partial Withdrawal is a request for an amount less than the total Contract Value, and is subject to a Withdrawal Charge. Each Partial Withdrawal must be greater than or equal to the Minimum Partial Withdrawal shown on the Contract Schedule.
We deduct Partial Withdrawals proportionately from the Investment Options, unless we receive alternate instructions. We deduct a Partial Withdrawal from the Contract Value at the end of the Business Day that we process the Withdrawal request.
If you request a Partial Withdrawal that causes the Contract Value to be less than the Minimum Required Value shown on the Contract Schedule, we treat your request as a Full Withdrawal.
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Withdrawal Charge
Upon a Full or Partial Withdrawal of this contract we assess a Withdrawal Charge. A Withdrawal Charge applies if any part of a Withdrawal comes from a Purchase Payment that is still within the Withdrawal Charge period. We assess the Withdrawal Charge against the Withdrawal Charge Basis, which is equal to total Purchase Payments, less any Purchase Payments withdrawn (excluding any Penalty-free Withdrawals), and less any applicable Withdrawal Charges outlined below. Penalty-free Withdrawals include Withdrawals under the Free Withdrawal Privilege and waiver of Withdrawal Charge benefit, payments under our minimum distribution program, and any optional riders with lifetime Withdrawals, if applicable. We do not reduce the Withdrawal Charge Basis for Penalty-free Withdrawals and amounts we deduct to pay contract charges, other than the Withdrawal Charge. If the Withdrawal Charge Basis is zero, we do not assess a Withdrawal Charge. For purpose of calculating any Withdrawal Charge we withdraw Purchase Payments on a first-in-first-out (FIFO) basis. We calculate the charge at the time of each Withdrawal. We take each Withdrawal from your contract in the following order.
1.
Purchase Payments that are beyond the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table. This Withdrawal is not subject to a Withdrawal Charge and it reduces the Withdrawal Charge Basis.

2.	Purchase Payments that are available under the Free Withdrawal Privilege. This Withdrawal is not subject to a Withdrawal Charge and it does not reduce the Withdrawal Charge Basis.
3.
Purchase Payments that are within the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table on a FIFO basis. This Withdrawal is subject to a Withdrawal Charge, which is determined by multiplying each Purchase Payment by its applicable Withdrawal Charge percentage and then totaling the charges. This Withdrawal reduces the Withdrawal Charge Basis.

4.	Any contract earnings. This Withdrawal is not subject to a Withdrawal Charge and it does not reduce the Withdrawal Charge Basis.
The Withdrawal Charge Percentages Table is shown on the Contract Schedule.
Free Withdrawal Privilege
Each Contract Year you can take multiple Withdrawals without incurring a Withdrawal Charge if, when added together, they do not exceed the Free Withdrawal Amount shown on the Contract Schedule. Any unused Free Withdrawal Privilege in one Contract Year is not added to the Free Withdrawal Amount available in the next year. If you take a Full Withdrawal, we assess a Withdrawal Charge with no reductions for the Free Withdrawal Privilege.

Annuity Payments

This contract provides for Annuity Payments. The Annuity Date is the date Annuity Payments begin.
How Annuity Payments Begin
You may begin Annuity Payments by providing an Authorized Request. If you do not begin Annuity Payments before the Scheduled Annuity Date, we will begin Annuity Payments on the Scheduled Annuity Date if the Adjusted Contract Value on that date is greater than zero. You may request a later Annuity Date by providing an Authorized Request at least 30 days before the Annuity Date. Your requested Annuity Date is subject to our approval and cannot be earlier than two years after the Issue Date or later than the last Annuity Date permitted by applicable state or federal law. The Scheduled Annuity Date is shown on the Contract Schedule. The Scheduled Annuity Date is the later of the Annuitant’s 90th birthday, or the tenth Contract Anniversary.
We make Annuity Payments according to the Annuity Option and payment frequency you select. You can select a monthly, quarterly, semi-annual, or annual payment frequency. We may require that Annuity Payments be greater than or equal to the Minimum Annuity Payment shown on the Contract Schedule. We send Annuity Payments to the Payee.
If you do not select an Annuity Option or payment frequency, we make monthly Annuity Payments, according to Option 2 – Life Annuity with a 10-year guaranteed period.
We may require proof of the Age and gender of an Annuitant before making any Annuity Payments.
During the Annuity Phase, you cannot change the Annuity Option or the payment frequency, and we may periodically require proof that the Annuitant is still living.
If a sole Owner dies during the Annuity Phase, the Beneficiary(ies) becomes the Owner(s) of this contract. If a Joint Owner dies during the Annuity Phase, the surviving Joint Owner becomes the sole Owner of this contract.
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How we calculate Annuity Payments
We calculate Annuity Payments on the Annuity Date using the Adjusted Contract Value and current purchase rates for the Annuity Option you select. Current purchase rates cannot be less than the rates in the Guaranteed Purchase Rate Table shown on the Contract Schedule. The guaranteed purchase rates are based on the Annuity Mortality Table and the Minimum Annual Annuity Payment Rate shown on the Contract Schedule. You may contact us at any time to get the current purchase rates that we would use if you were to begin Annuity Payments at that time.
Annuity Payments are equal to the Adjusted Contract Value, divided by $1,000, and then multiplied by the applicable purchase rate for the Annuity Option you select. Annuity Payments will not change, unless as described in Annuity Option 3 – Joint and Last Survivor Annuity.
Annuity Options
You may select an Annuity Option other than Options 1 through 5 by Authorized Request and with our written consent.
Option 1 – Life Annuity
We make Annuity Payments during the life of the Annuitant. The last payment will be the one that is due before the Annuitant’s death.
Option 2 – Life Annuity with a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the life of the Annuitant. If the Annuitant dies before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period. If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.
Option 3- Joint and Last Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant. Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner. The last payment will be the one that is due before the last surviving Joint Annuitant’s death.
Option 4 – Joint and Last Survivor Annuity with a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant. Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at 100% of the previous amount. If the surviving Joint Annuitant dies after the selected guaranteed period, the last payment will be the one that is due before the Annuitant’s death. However, if both Joint Annuitants die before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period. If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.
Option 5 – Refund Life Annuity
We make Annuity Payments during the lifetime of the Annuitant. The last payment will be the one that is due before the Annuitant’s death. After the Annuitant’s death, the Payee can receive a lump sum refund. If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.
The amount of the refund equals the Adjusted Contract Value on the Annuity Date minus all Annuity Payments made.
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Death Benefit

Who receives the Death Benefit
If the sole Owner dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary.
If a Joint Owner dies during the Accumulation Phase, the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all Beneficiaries previously named, and we pay the Death Benefit to the surviving Joint Owner.
If the Owner is a non-individual and the Annuitant dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary.
If a Beneficiary predeceases you, or you and a Beneficiary die simultaneously as defined by applicable state law or regulation, that Beneficiary’s interest in this contract ends, unless your Beneficiary designation specifies otherwise.
If there are no primary Beneficiaries, we pay the Death Benefit to the contingent Beneficiaries who survive you. If the interests of all Beneficiaries have ended or if there is no named Beneficiary, we pay the Death Benefit to your estate.
For multiple Beneficiaries, the surviving Beneficiaries share equally in the Death Benefit unless you specify otherwise.
Death Benefit
During the Accumulation Phase, the Death Benefit is the Adjusted Contract Value determined at the end of the Business Day we first receive a Valid Claim from any one Beneficiary.
For multiple Beneficiaries, we determine the Adjusted Contract Value for each surviving Beneficiary’s portion of the Death Benefit at the end of the Business Day we receive his or her Valid Claim.
Any part of the Death Benefit that is in the subaccounts remains there until distributed.
Payment of the Death Benefit
We require a Valid Claim before we pay any Death Benefit.
All Death Benefits are paid in accordance with applicable law or regulations governing Death Benefit payments under Option A, B, or C.
Continuation of this Contract by the Surviving Spouse
During the Accumulation Phase, an eligible surviving spouse can choose to continue their portion of this contract, instead of receiving payment of the Death Benefit, by providing an Authorized Request.
If a Beneficiary is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.
If a Joint Owner is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.
If the Owner is a non-individual, a Beneficiary is the surviving spouse of the deceased Annuitant, and this contract is qualified under the federal tax code, the surviving spouse is eligible to continue their portion of this contract as the Annuitant.
If a surviving spouse continues this contract as the sole Owner, he or she can exercise all Ownership rights under this contract.
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Death Benefit Payment Options
If the Owner has not previously designated a Death Benefit payment option and death occurs during the Accumulation Phase, a Beneficiary must request that the Death Benefit be paid by one of the payment options below. We do not deduct the Contract Maintenance Charge under these payment options.
Option A - A lump sum payment of the Death Benefit.
Option B - Deferral of payment of the Death Benefit for up to five years from the date of the death of any Owner. During the deferral period, the Beneficiary can make transfers within their portion of the contract among the Investment Options. At the end of the fifth year, any remaining Death Benefit is paid in a lump sum. If you select Option B, we deduct the Mortality and Expense Risk Charge shown on your Contract Schedule and you are subject to a Transfer Fee.
Option C - If the Beneficiary is an individual, payment of the Death Benefit as Annuity Payments under an Annuity Option over the lifetime of the Beneficiary. With our written consent, other options may be available for payment over a period not extending beyond the life expectancy of the Beneficiary under which we deduct the Mortality and Expense Risk Charge and you are subject to a Transfer Fee.
Any Beneficiary’s portion of the Death Benefit not applied to Annuity Payments under an Annuity Option within one year of the date of the Owner’s death must be distributed within five years of the date of death.
If a Beneficiary requests a lump sum payment, we pay the amount from the Variable Account within seven days of receipt of a Valid Claim from the Beneficiary, unless the Suspension of Payments or Transfers provision in this contract is in effect.

Ownership

Assignment of this Contract
You can, by Authorized Request and with our written consent, assign or otherwise transfer specific rights under this contract during the Accumulation Phase. We reserve the right to refuse to consent to such assignments or transfers at any time on a non-discriminatory basis. We will not consent if the assignment or transfer would violate or result in noncompliance with any applicable state or federal law or regulation. Upon consent, we record the assignment, but we will not be responsible for the validity or effect of the assignment, including the tax consequences of such assignment. We will not be liable to the assignee for any actions we take or payments we make before we receive an Authorized Request of the assignment or transfer.
If you assign this contract, you can exercise your rights only with the written consent of the assignee. An assignment does not change the Annuitant or Beneficiary.
Change of Ownership
You can, by Authorized Request and with our written consent, change ownership of this contract to a new Owner during the Accumulation Phase. The Owner may be an individual or non-individual. We reserve the right to refuse to consent to any change of ownership at any time on a non-discriminatory basis. We will not consent if the change in ownership would violate or result in noncompliance with any applicable state or federal law or regulation. Upon consent, we record the change of ownership, subject to our approval guidelines at the time of the request. We will not be responsible for the validity or effect of the change of ownership, including the tax consequences of such transfer. We will not be liable to the new Owner for any actions we take or payments we make before we receive an Authorized Request of the change of ownership.
A change of ownership does not change the Annuitant or Beneficiary. The new Owner can request a change of Annuitant or Beneficiary by providing an Authorized Request.
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Non-Individual Owners
If this contract is owned by a non-individual, then we treat the Annuitant as the Owner for purposes of any Death Benefit. We use the Age of the Annuitant to determine any Death Benefit. If the Annuitant dies on a non-individually owned contract, we pay the Death Benefit.
The term “non-natural Owner” may also be used to mean “non-individual Owner” in any endorsement and/or rider.
Change of Annuitant
A non-individual Owner cannot change the Annuitant. Otherwise, you can change the Annuitant during the Accumulation Phase by providing an Authorized Request. If the Annuitant dies during the Accumulation Phase, a sole Owner automatically becomes the Annuitant, but can name another Annuitant at any time. If there are Joint Owners, the younger Joint Owner automatically becomes the Annuitant, but the Joint Owners can name another Annuitant at any time. An Annuitant change takes effect as of the date you signed the Authorized Request, subject to our approval guidelines at that time. We will not be liable for any actions we take or payments we make before we receive the Authorized Request.
Change of Beneficiary
For solely owned contracts, you can change the Beneficiary at any time by providing an Authorized Request.
For jointly owned contracts, the surviving Joint Owner is the sole primary Beneficiary and cannot be changed. We do not allow non-spousal Joint Owners to appoint contingent Beneficiaries.
An irrevocable Beneficiary must give written consent before we will change the Beneficiary. A Beneficiary change takes effect as of the date you signed the Authorized Request. We are not liable for any actions we take or payments we make before the Service Center receives the Authorized Request.

General Provisions

Entire Contract
We have issued this contract in consideration of the Initial Purchase Payment. This contract, any amendments, endorsements, and riders together are the entire contract.
Incontestability of this Contract
We will not contest this contract, except as described in the “Misstatement of Age or Gender” provision.
Misstatement of Age or Gender
After the Annuity Date, if there is a misstatement of the Age or gender of the Annuitant, we recalculate the Annuity Payments based on the correct Age and gender. If the misstatement caused an underpayment, we pay the Payee the difference in one payment. If the misstatement caused an overpayment, we reduce the next payment by the amount of the difference. If the amount of the difference is larger than the next payment, we reduce the subsequent payment, and so on until the entire difference has been subtracted. If the future payments are insufficient to cover the difference, we bill the Payee for the amount due.
Annual Report
At least once each calendar year during the Accumulation Phase, we send you a report that shows contract activity and the Contract Value.
No Dividends are Payable
This contract is nonparticipating. This contract does not participate in our profits or surplus.
Who can make changes in this contract
Only our President together with our Secretary has the authority to make any changes to this contract. Any change must be in writing.
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General Provisions continued from the previous page

Taxes
Taxes paid to any governmental entity results in an amount equivalent to the tax being charged against the Contract Value. We, in our sole discretion, determine whether taxes have resulted from the investment experience of the Variable Account, our receipt of Purchase Payments, or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. This will not waive any right we may have to deduct previously paid amounts at a later date.
We may establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur such tax as a result of the operation of the Variable Account. We will deduct for any income taxes incurred as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient.
We deduct any withholding taxes from any payment we make, as required by applicable law.
Protection of Proceeds
No Beneficiary can commute, encumber, alienate or assign any payment under this contract before it is due. To the extent permitted by law, no payment is subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.
Evidence of Survival
Where any benefits under this contract are contingent on a person being alive on a given date, we may require proof satisfactory to us that the condition has been met.
Termination
The contract terminates when:
•	the Accumulation Phase terminates; and
•	the Annuity Phase terminates; and
•	all applicable Death Benefit payments have been made.
Amendments
We may amend this contract to retain its qualification for treatment as an annuity, whether under state or federal law, including the following.
•	The Internal Revenue Code, as amended.
•	Internal Revenue Service Rulings and Regulations.
•	Any requirements imposed by the Internal Revenue Service.
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Allianz Life Insurance Company of North America
[PO Box 561]
[Minneapolis, MN 55440-0561] [800/624-0197]
Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit. This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account. This contract is nonparticipating, with no dividends payable. Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.
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